NOTE AGREEMENT

This loan agreement (the “Agreement”) is entered into on this 16th day of September, 2015 by and between Alevtina Niketina, place of residence 2636 Black Wolf Rwn Ln, Raleigh, NC 27604 (hereinafter referred to as the “Lender”), and Cyclone Power Technologies Inc., a company duly organized and validly existing under the laws of the State of Florida, United States, with a registered office at 601 NE 26th Court, Pompano Beach, FL 33064, (hereinafter the “Borrower”), represented by the board member/President Frankie Fruge.

The Borrower and the Lender hereinafter collectively referred to as “Parties” and individually as a “Party”

WHEREAS

The Borrower is established as a public company with its legal seat and registered in the State of Florida in the United States;

The Lender wishes to finance activities of the Borrower by extending an interest bearing loan,

NOW, THEREFORE, the Parties have agreed in the following:

1. Loan amounts and disbursement. The Lenders herewith undertake to allocate to the Borrower the loans as following:

Lender	Total loan amount (USD)
Alevtina Niketina	$50,000.00

The Lender shall transfer the respective loan amount to the bank account of the Borrower at Professional Bank. within 5 business days as of the date hereof:

Beneficiary: Cyclone Power Technologies Inc., Operating Account

Beneficiary Bank: Professional Bank

ROUTING #: 067016574

Bank Account: 2017203

Transfer Details: Loan

2. Loan Term and Interest: The Loan allocated to the Borrower as per this Agreement shall be an interest bearing loan with a term of Twenty Four (24) months, at an interest rate of 10% per annum.

3. Repayment of the Loan: The Parties herewith agree that that the loan extended to the Borrower shall be called for repayment Twenty Four (24) months from the signing of this agreement and the Borrower shall repay the Loan to the Lender by issuing a relevant resolution of the Shareholders. The Borrower shall repay the Loans within the term and in the amount set forth in this Agreement. Principal and Interest payment is due and payable in accordance with the following schedule.

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3.1.	Principal shall be paid in full no later than with the final payment. February 28, 217. Interest payments shall be paid monthly.

3.2.	Upon execution of this Agreement, Lender shall provide payment instructions to the Borrower. There shall be a five-day grace period permitted for the scheduled payment.

3.3	Interest payment will begin February 28, 2015.

4. Default, Governing Law and Dispute Resolution: This Agreement shall be governed by and construed in accordance with the laws of Florida.

4.1.	The Parties shall make every attempt to resolve disputes arising from this Agreement through amicable negotiation.

4.2.	Should amicable negotiations fail to resolve the dispute, the borrower or lender shall be free to bring suit in any court of competent jurisdiction. Borrower hereby waives presentment and all demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. Time of payment may be extended in writing by the Lender only. Should payment not be made when due or in the event of default, Borrower shall pay to Lender the costs of collection, including reasonable attorney fees.

4.3.	In the event of default, the amount of principal and interest outstanding shall automatically convert to common stock in Cyclone Power Technologies Inc. in the amount of the previous 20 day stock closing average and stock certificates evidencing ownership shall be promptly delivered. The Lender shall notify Borrower of his intention to hold ownership or file suit for repayment of the principal and interest within 10 days of default.

4.4	In the event the client does not agree with Section 4.3 in the case of default, the company offers collateral in the property located 601 NE 26th Court, Pompano Beach, FL 33064 and the Cyclone patent portfolio.

5. No Assignment

The Lender shall not assign this Agreement or any of its/his/her rights or obligations under this Agreement to any person unless otherwise specified in this Agreement.

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6. Counterparts of the Agreement

This Agreement has been executed in two (2) identical counterparts, one (1) for each Party.

Borrower:	Lender/Investor:
Cyclone Power Technologies Inc.
Alevtina Niketina

Frankie Fruge, President/Director
DATE: 01/16/15
DATE: 2/1/15

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